Exhibit 99.1

Target Hospitality Reports First Quarter 2025 Results with Continued Focus on Pursuing Strong Strategic Growth Pipeline

THE WOODLANDS, Texas, May 19, 2025 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended March 31, 2025.

Financial and Operational Highlights

●	Revenue of $69.9 million for the three months ended March 31, 2025.
●	Net loss of $6.5 million for the three months ended March 31, 2025.
●	Basic and diluted loss per share of $0.07, respectively, for the three months ended March 31, 2025.
●	Adjusted EBITDA(1) of $21.6 million for the three months ended March 31, 2025.
●	On March 25, 2025, redeemed all outstanding 10.75% Senior Secured Notes due 2025 (“Senior Notes”), maintaining financial flexibility as the Company continues pursuing strategic growth initiatives.
●	Approximately $169 million of total available liquidity, with a net leverage ratio of 0.1x as of March 31, 2025.
●	Advanced strategic diversification with multi-year workforce hub contract, expected to generate approximately $140 million of revenue through 2027 supporting a North American critical mineral supply chain (“Workforce Hub Contract”).
●	Announced 5-year $246 million contract award, reactivating strategically located South Texas assets in Dilley, Texas, supporting critical U.S. government initiatives (“Dilley Contract”), effective March 5, 2025.

Executive Commentary

“We delivered a strong first quarter marked by sound business fundamentals and continued momentum executing on recent contract wins.  We are pleased with the pace of activity on our Workforce Hub Contract and reactivation of our Dilley, Texas assets, reinforcing our confidence and ability to appropriately respond to customer demand,” stated Brad Archer, President and Chief Executive Officer.

“Quarter to quarter we are committed to building and sustaining positive momentum both servicing our existing customers and pursuing growth initiatives.  We remain focused on executing our strategy, which is centered on further diversifying our contract portfolio and business mix to deliver consistent results through a variety of business cycles.  We remain intentionally focused on achieving these strategic objectives and maximizing value for our shareholders,” concluded Mr. Archer.

Financial Results

First Quarter Summary Highlights

For the Three Months Ended ($ in '000s, except per share amounts) - (unaudited)	March 31, 2025	March 31, 2024
Revenue	$69,897	$106,672
Net income (loss)	$(6,459)	$20,363
Income (loss) per share – basic	$(0.07)	$0.20
Income (loss) per share – diluted	$(0.07)	$0.20
Adjusted EBITDA(1)	$21,571	$53,688
Average utilized beds	9,898	14,049
Utilization	60%	87%

TH Q1 2025 Earnings Release

Revenue was $69.9 million for the three months ended March 31, 2025, compared to $106.7 million for the same period in 2024.

Net income (loss) was ($6.5) million for the three months ended March 31, 2025, compared to $20.4 million for the same period in 2024.

Adjusted EBITDA(1) was $21.6 million for the three months ended March 31, 2025, compared to $53.7 million for the same period in 2024.

The decreases were primarily attributable to the government segment, driven by the termination of the Pecos Children’s Center Contract (“PCC Contract”) effective February 21, 2025, and partially by the termination of the South Texas Family Residential Center Contract (“STFRC Contract”) effective August 9, 2024. These decreases were partially offset by the Dilley Contract award effective March 5, 2025 and growth in the All Other category of operating segments attributable to the Workforce Hub Contract.

Capital Management

The Company had approximately $21.2 million of capital expenditures for the three months ended March 31, 2025,  including approximately $15.5 million in growth capital to establish new strategic regional network capacity.  The capacity will be utilized to support the Workforce Hub Contract, while simultaneously establishing a regional footprint to evaluate other potential growth opportunities.

On March 25, 2025, the Company redeemed all $181.4 million in aggregate principal amount outstanding of the Senior Notes for a redemption price equal to 101.00% of the principal amount of the Senior Notes plus accrued and unpaid interest up to March 25, 2025, for total cash consideration of approximately $183.8 million using cash on hand and a portion of the borrowing capacity under the Company’s credit facility. The Company expects to realize annual interest expense savings of approximately $19.5 million following the redemption of the Senior Notes.

As of March 31, 2025, the Company had approximately $35 million of cash and cash equivalents and borrowings of approximately $41 million on the Company’s $175 million credit facility, total available liquidity of approximately $169 million and a net leverage ratio of 0.1 times.

Business Update and Full Year 2025 Outlook

Target’s premium service offering and unique value proposition, provide unmatched solutions to customers across its expansive network.  Coupled with an efficient and durable operating model, these characteristics support Target’s ability to navigate a variety of economic environments.

The Company’s proven workforce accommodation model supports a premier customer base across multiple industries.  Target’s HFS – South segment continues to benefit from consistent customer demand, where its turn-key hospitality services and expansive network provide valuable solutions supporting customers labor allocation requirements.

These proven capabilities supported the multi-year $140 million Workforce Hub Contract.  This contract illustrates Target’s ability to utilize its existing core competencies to accomplish strategic objectives, specifically diversifying its end-market exposure and geographic reach.  In addition, these capabilities support a strong commercial growth pipeline, as Target is actively pursuing a range of growth initiatives across a variety of commercial end-markets.

Regarding the Government segment, the 5-year $246 million Dilley Contract and reactivation of these assets illustrates the Company’s dynamic capabilities in supporting a range of U.S. government initiatives.

The Company believes these proven capabilities, coupled with the U.S. government’s stated immigration policy objectives, will support strong demand for Target’s services and hospitality solutions. The Company believes it is well positioned, with a strong reputation and partnerships with industry leading companies, as it pursues other potential opportunities supporting critical U.S. government policy initiatives.

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Target’s strong business fundamentals and durable operating model support the Company’s reiterated 2025 outlook, of:

●	Total revenue between $265 and $285 million
●	Adjusted EBITDA(1) between $47 and $57 million

Segment Results – First Quarter 2025

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	March 31, 2025	March 31, 2024
Revenue	$25,717	$67,607
Adjusted gross profit(1)	$19,178	$52,433

Revenue for the three months ended March 31, 2025, was $25.7 million compared to $67.6 million for the same period in 2024. Adjusted gross profit for the period was $19.2 million compared to $52.4 million for the same period in 2024.

The decreases were primarily driven by the termination of the PCC Contract effective February 21, 2025, and partially by the termination of the STFRC Contract effective August 9, 2024. These decreases were moderately offset by the Dilley Contract award effective March 5, 2025.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) - (unaudited)	March 31, 2025	March 31, 2024
Revenue	$36,068	$36,934
Adjusted gross profit(1)	$11,033	$12,842
Average daily rate (ADR)	$70.07	$74.89
Average utilized beds	5,653	5,363
Utilization	76%	72%

Revenue for the three months ended March 31, 2025, was $36.1 million compared to $36.9 million for the same period in 2024. Average utilized beds increased 290 to 5,653 for the three months ended March 31, 2025, compared to 5,363 for the same period in 2024.

Target continues to benefit from consistent customer demand, as its customers find added value in its premier service offering and expansive network capabilities.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	March 31, 2025	March 31, 2024
Revenue	$8,112	$2,131
Adjusted gross profit(1)	$1,425	$(1,426)

This category of operating segments consists of hospitality services revenue not included in other segments, including Target’s Workforce Hospitality Solutions (“WHS”) operating segment which includes the Workforce Hub Contract. Revenue for the three months ended March 31, 2025, was $8.1 million compared to $2.1 million for the same period in 2024.

The increase was primarily driven by activity associated with the Workforce Hub Contract and the Company’s construction of a premier community capable of supporting up to 2,000 individuals.

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Conference Call

The Company has scheduled a conference call for May 19, 2025, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the first quarter 2025 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by connecting via phone through one of the following options:

Please utilize the Direct Phone Dial option to be immediately entered into the conference call once you are ready to connect.

Direct Phone Dial

(RapidConnect URL):	https://emportal.ink/3EvFeWw

Or the traditional, operator assisted dial-in below.

Domestic:	1-800-836-8184

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry, including growing the HFS – South, Government and Workforce Hospitality Solutions segments; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the duration of any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; changes in end-market demand requirements that could lead to cancelation of contracts for convenience in the Government segment; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Trump administration or any future administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; and our ability to meet our debt service requirements and obligations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a minimum of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other (income) expense, net: Other (income) expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment, and other immaterial expenses and non-cash items.
●	Transaction expenses: Target Hospitality incurred legal, advisory fees, and other costs associated with certain transactions during 2024, including costs related to the evaluation of the offer from Arrow Holdings S.a.r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding common stock of the Company not owned by any of Arrow, any investment fund managed by TDR or any of their respective affiliates (the “Unaffiliated Shares”), for cash consideration of $10.80 per share (the “Proposal”). During 2025, such transaction costs primarily related to legal, advisory and audit fees associated with debt related transaction activity associated with the Senior Notes that were paid off on March 25, 2025, and, to a lesser extent, other business development project related transaction activity and remaining costs associated with the Proposal.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including non-cash amortization of capitalized system implementation costs, business development related costs, accounting standard implementation costs and certain severance costs.

Utility and Purposes:

EBITDA reflects Net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary

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because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale and disposal of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale and disposal of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, EBITDA and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Gross profit, Net income, or other performance measures derived in accordance with GAAP, or as alternatives to Cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believes that Adjusted gross profit, EBITDA and Adjusted EBITDA provides useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

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Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (loss)

($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2025	2024
	(unaudited)	(unaudited)
Revenue:
Services income	$50,107	$72,398
Specialty rental income	14,995	34,274
Construction fee income	4,795	—
Total revenue	69,897	106,672
Costs:
Services	35,768	36,915
Specialty rental	2,493	5,908
Depreciation of specialty rental assets	13,672	14,781
Gross profit	17,964	49,068
Selling, general and administrative	14,805	14,855
Other depreciation and amortization	3,973	3,885
Other expense (income), net	262	(110)
Operating income (loss)	(1,076)	30,438
Loss on extinguishment of debt	2,370	—
Interest expense, net	4,329	4,587
Change in fair value of warrant liabilities	—	(675)
Income (loss) before income tax	(7,775)	26,526
Income tax expense (benefit)	(1,316)	6,143
Net income (loss)	(6,459)	20,383
Less: Net income attributable to the noncontrolling interest	2	—
Net income (loss) attributable to Target Hospitality Corp. common stockholders	(6,461)	20,383

Other comprehensive loss
Foreign currency translation	(4)	(20)
Comprehensive income (loss)	$(6,463)	$20,363

Weighted average number shares outstanding - basic	99,111,940	100,657,706
Weighted average number shares outstanding - diluted	99,111,940	102,362,542

Net income (loss) per share attributable to Target Hospitality Corp. common stockholders - basic	$(0.07)	$0.20
Net income (loss) per share attributable to Target Hospitality Corp. common stockholders - diluted	$(0.07)	$0.20

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Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$34,468	$190,668
Accounts receivable, less allowance for credit losses	56,949	49,342
Other current assets	8,172	9,326
Total current assets	99,589	249,336

Specialty rental assets, net	326,129	320,852
Goodwill and other intangibles, net	90,482	93,845
Other non-current assets	46,320	61,741
Total assets	$562,520	$725,774

Liabilities
Accounts payable	$23,126	$16,187
Deferred revenue and customer deposits	1,010	699
Current portion of long-term debt, net	—	180,328
Other current liabilities	26,376	36,190
Total current liabilities	50,512	233,404

Long-term debt, net	40,900	—
Other non-current liabilities	55,840	71,280
Total liabilities	147,252	304,684

Stockholders' equity
Common stock and other stockholders' equity	89,396	88,701
Accumulated earnings	325,919	332,380
Total stockholders' equity attributable to Target Hospitality Corp. stockholders	415,315	421,081
Noncontrolling interest in consolidated subsidiaries	(47)	9
Total stockholders' equity	415,268	421,090
Total liabilities and stockholders' equity	$562,520	$725,774

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Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024

Cash and cash equivalents - beginning of period	$190,668	$103,929

Cash flows from operating activities
Net income (loss)	(6,459)	20,383
Adjustments:
Depreciation	14,282	15,303
Amortization of intangible assets	3,363	3,363
Other non-cash items	5,388	4,773
Changes in operating assets and liabilities	(12,635)	6,769
Net cash provided by operating activities	$3,939	$50,591

Cash flows from investing activities
Purchases of specialty rental assets	(16,590)	(8,825)
Other investing activities	(615)	(93)
Net cash used in investing activities	$(17,205)	$(8,918)

Cash flows from financing activities
Other financing activities	(142,937)	(21,296)
Net cash used in financing activities	$(142,937)	$(21,296)

Effect of exchange rate changes on cash and cash equivalents	3	(4)

Change in cash and cash equivalents	(156,200)	20,373

Cash and cash equivalents - end of period	$34,468	$124,302

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Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2025	2024

Gross Profit	$17,964	$49,068

Adjustments:
Depreciation of specialty rental assets	13,672	14,781
Adjusted gross profit	$31,636	$63,849

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Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2025	2024

Net income (loss)	$(6,459)	$20,383
Income tax expense (benefit)	(1,316)	6,143
Interest expense, net	4,329	4,587
Loss on extinguishment of debt	2,370	—
Other depreciation and amortization	3,973	3,885
Depreciation of specialty rental assets	13,672	14,781
EBITDA	$16,569	$49,779

Adjustments
Other expense (income), net	262	(110)
Transaction expenses	2,830	240
Stock-based compensation	1,716	2,748
Change in fair value of warrant liabilities	—	(675)
Other adjustments	194	1,706
Adjusted EBITDA	$21,571	$53,688

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